Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Annual Report on Form 10-K/A of Community Bankers Trust Corporation for the year ended December 31, 2008, of our report dated March 31, 2009, relating to our audit of the consolidated financial statements of Community Bankers Trust Corporation as of and for the year ended December 31, 2008.

Galax, Virginia

January 13, 2011